UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  January 22, 2014
AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 22, 2014, AT&T Inc. (“AT&T”, “we” or “the Company”) provided updated information regarding certain fourth-quarter items.

For the quarter ended December 31, 2013, we expect to record a noncash, pre-tax gain of approximately $7.6 billion related to actuarial gains and losses on pension and postemployment benefit plans. At December 31, 2013, we increased our assumed discount rate to 5.0%, resulting in an actuarial gain of approximately $7.9 billion. Also contributing to the amount were asset gains, which were approximately $3.2 billion in excess of our assumed rate of return of 7.75%. Partially offsetting these gains were losses due to updated mortality and other assumptions as well as demographic changes. Actuarial gains and losses are managed on a total company basis and are, accordingly, reflected only in consolidated results. Therefore, this gain will not affect segment operating results or margins.

During the fourth quarter we recorded special termination and other employee-related charges of approximately $500 million in our Other segment operating results. The special termination charges relate to a previously announced one-time voluntary retirement opportunity for certain management retirement-eligible employees to elect a full lump sum payment of their accrued pension if they retired as of December 30, 2013. The lump sum value was calculated using the August 2012 discount rates and was accepted by approximately 4,200 employees.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: January 22, 2014	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller